Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended June 30, 2016	Adjustments	As adjusted Quarter Ended June 30, 2016	As reported Quarter Ended March 31, 2016	Adjustments	As adjusted Quarter Ended March 31, 2016	As reported Quarter Ended June 30, 2015	Adjustments	As adjusted Quarter Ended June 30, 2015

Net sales	$582.4		$582.4	$504.6		$504.6	$493.0		$493.0
Operating costs and expenses:
Cost of sales	443.1		443.1	415.5		415.5	443.4		443.4
Depreciation and amortization	28.5		28.5	27.9		27.9	25.3		25.3
Selling and administrative	46.5		46.5	42.3		42.3	37.9		37.9
Loss on sale or impairment of long-lived assets, net	0.7	(0.7)	—	—	—	—	0.5	(0.5)	—
Other operating credits and charges, net	11.4	(11.4)	—	—	—	—	—	—	—
Total operating costs and expenses	530.2		518.1	485.7		485.7	507.1		506.6
Income (loss) from operations	52.2		64.3	18.9		18.9	(14.1)		(13.6)
Non-operating income (expense):
Interest expense, net of capitalized interest	(9.3)	1.5	(7.8)	(8.0)		(8.0)	(7.2)		(7.2)
Investment income	2.1		2.1	1.8		1.8	1.0		1.0
Other non-operating items	1.4		1.4	0.5		0.5	0.4		0.4
Total non-operating income (expense)	(5.8)		(4.3)	(5.7)		(5.7)	(5.8)		(5.8)
Income (loss) before taxes and equity in income of unconsolidated affiliates	46.4		60.0	13.2		13.2	(19.9)		(19.4)
Provision (benefit) for income taxes	16.2	(16.2)	—	4.4	(4.4)	—	1.0	(1.0)	—
"Normalized" tax rate @ 35%	—	21.5	21.5	—	5.1	5.1	—	(6.3)	(6.3)
Equity in income of unconsolidated affiliates	(1.5)		(1.5)	(1.5)	—	(1.5)	(1.4)		(1.4)
Net income (loss)	$31.7		$40.0	$10.3		$9.6	$(19.5)		$(11.7)

Net income (loss) per share of common stock:
Net income (loss) per share - basic	$0.22		$0.28	$0.07		$0.07	$(0.14)		$(0.08)
Net income (loss) per share - diluted	$0.22		$0.28	$0.07		$0.07	$(0.14)		$(0.08)

Average shares of stock outstanding - basic	143.4		143.4	142.9		142.9	142.3		142.3
Average shares of stock outstanding - diluted	145.2		145.2	145.2		145.2	142.3		142.3

	As reported Six Months Ended June 30, 2016	Adjustments	As adjusted Six Months Ended June 30, 2016	As reported Six Months Ended June 30, 2015	Adjustments	As adjusted Six Months Ended June 30, 2015

Net sales	$1,087.0		$1,087.0	$964.7		$964.7
Operating costs and expenses:			—			—
Cost of sales	858.6		858.6	871.2		871.2
Depreciation and amortization	56.4		56.4	52.0		52.0
Selling and administrative	88.8		88.8	76.6		76.6
Loss on sale or impairment of long-lived assets, net	0.7	(0.7)	—	0.6	(0.6)	—
Other operating credits and charges, net	11.4	(11.4)	—	11.6	(11.6)	—
Total operating costs and expenses	1,015.9		1,003.8	1,012.0		999.8
Income (loss) from operations	71.1		83.2	(47.3)		(35.1)
Non-operating income (expense):
Interest expense, net of capitalized interest	(17.3)	1.5	(15.8)	(14.7)		(14.7)
Investment income	3.9		3.9	2.4		2.4
Other non-operating items	1.9		1.9	(1.8)		(1.8)
Total non-operating income (expense)	(11.5)		(10.0)	(14.1)		(14.1)
Income (loss) before taxes and equity in income of unconsolidated affiliates	59.6		73.2	(61.4)		(49.2)
Provision (benefit) for income taxes	20.6	(20.6)	—	(5.3)	5.3	—
"Normalized" tax rate @ 35%	—	26.7	26.7	—	(16.5)	(16.5)
Equity in income of unconsolidated affiliates	(3.0)		(3.0)	(2.1)		(2.1)
Net income (loss)	$42.0		$49.5	$(54.0)		$(30.6)

Net income (loss) per share of common stock:
Net income (loss) per share - basic	$0.29		$0.35	$(0.38)		$(0.22)
Net income (loss) per share - diluted	$0.29		$0.34	$(0.38)		$(0.22)

Average shares of stock outstanding - basic	143.1		143.1	142.1		142.1
Average shares of stock outstanding - diluted	145.1		145.1	142.1		142.1